EXHIBIT 10.6

                                  EXHIBIT 10.06

                          WATCHGUARD TECHNOLOGIES, INC.
                              DISTRIBUTOR AGREEMENT

This Agreement is made and entered into effective as of November 5, 1997 (the "effective Date), by and between WatchGuard Technologies, Inc., a Delaware corporation ("WGT"), and European Micro ("Distributor"). WGT and Distributor agree as follows:

Section 1. Definitions

"Add-On Software Modules" means those computer software programs that (a) provide additional functionality and may be integrated with the existing Hardware and other Software, (b) may be legally exported to the Territory without any export license and (c) WGT elects to include in Exhibit A at a mutually agreed discount percentage.

"Distributor Cost" means the purchase price payable by Distributor for each Product at the discount from WGT's then current WatchGuard Price List, as such discount is set forth in Exhibit A.

"Documentation" means any and all manuals, user guides, end-user license agreement, limited hardware warranty, on-line help files, on-line menus and other in program printed text regarding the Product prepared by or for WGT in connection with the Product.

"Gross Purchases" means the gross purchase price Distributor pays WGT for the Product, excluding any taxes or pass through charges and net of any credits or returns.

"Guaranteed Minimum Purchases" means the guaranteed minimum purchase amounts set forth in Exhibit A.

"Hardware" means the hardware identified on Exhibit A, together with any Updates to such hardware. WGT reserves the right to add to or delete hardware from Exhibit A and to modify the hardware during the Term.

"Product" means the combination of Hardware, Software and Documentation together as part of the same product package (including any Add-On Software Modules and any Updates thereto), in all cases carrying the "WatchGuard" Trademark.

"Quarter" means any period of three (3) consecutive calendar months that begins on January 1, April 1, July 1 or October 1, during the Term.

"Software" means the computer programs identified on Exhibit A, in object code only, together with any Updates to such programs. WGT reserves the right to add or delete Software from Exhibit A and to modify the Software during the Term.


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"Term" means the period of time determined in accordance with Section 5.

"Territory" means the geographic area described in Exhibit A.

"Trademarks" means the trademarks and trade names of WGT identified in Exhibit
A.

"Update" means any minor modification, minor upgrade or minor enhancement of the Product (excluding any new version of the Product) that WGT publishes and elects to make available to Distributor via BBS, FTP site or other reasonable means. WGT is not obligated to make or release any update.

Section 2. Relationship of the Parties

2.1 Appointment. Subject to and in accordance with the provisions of this Agreement, WGT hereby appoints Distributor, and Distributor hereby accepts WGT's appointment, as a nonexclusive distributor of the Product to resellers in the Territory during the Term, as long as Distributor makes the Guaranteed Minimum Purchases pursuant to Section 4.

2.2 License Grant. Subject to the terms and conditions of this Agreement, WGT grants to Distributor a nontransferable license to do the following in the Territory during the Term:

(a)  market and distribute the Product to resellers;

(b)  demonstrate the Product to potential resellers;

(c) use the Product internally for the sole purpose of providing this product support specified in paragraph 4.1(c);

(d) use and display the Trademarks in connection with marketing and distributing the Product in the Territory pursuant to paragraphs (a) and
     (b) above.

2.3 No Exclusivity. Distributor's appointment and the rights granted hereunder are nonexclusive. WGT may, at its sole option, appoint other distributors of the Product in the Territory at any time during the Term and expressly reserves the right to license the Product directly or indirectly to end-users, third party original equipment manufacturers or other hardware bundlers, value-added resellers or other resellers for sublicense or resale in the Territory.

Section 3. Compensation

3.1 Support services. As full compensation for the support services described in Exhibit C and provided during the Term, Distributor will pay WGT the Support Fee set forth in Exhibit A. Payment of the Support Fee is due and payable upon execution of this Agreement by wire transfer of immediately payable funds to the bank and account set forth in paragraph 3.4, and then annually by invoice from WGT on the anniversary of the execution of the Agreement.

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3.2  Price. Distributor will pay WGT for each Product Distributor orders an amount equal to WGT's then current WatchGuard Price List in effect on the date of receipt by WGT of Distributor's order, subject to the applicable discount set forth in Exhibit A. WGT may, from time to time, change its WatchGuard Price List, provided that any such change will not be effective under this Agreement unless and until the expiration of forty-five (45) days after WGT gives Distributor written notices of the change.

3.3 Guaranteed Minimum Purchases. During the Term, Distributor will make Gross Purchases in an amount at least equal to the cumulative Guaranteed Minimum Purchase amounts through committed orders placed pursuant to paragraph 3.5 and calling for shipment on or before the dates set forth in Exhibit A.

3.4 Invoices. WGT will issue invoices for the Products ordered by Distributor and all other amounts payable to WGT under this Agreement. Distributor will pay WGT the full amount invoiced within thirty (30) days after the date of WGT's invoice, unless provided otherwise on the applicable invoice, in the lawful money of the United States of America to WGT by wire transfer of immediately available funds to WGT's bank account number 1141139, at the Commerce Bank of Washington, 601 Union Street, Suite 3600, Seattle, WA 98101, ABA routing number 125008013.

3.5 Orders. Distributor will place orders for the Product from WGT by completing, signing and submitting to WGT a written order for the same, in a form acceptable to WGT, via facsimile, mail or other means. Distributor shall submit such order at least thirty (30) days in advance of the delivery date set forth in each order. All orders will be subject to acceptance by WGT through written acceptance or shipment of the Product subject to the order.

Section 4. General Obligations of the Parties.

4.1 Obligations of Distributor. Distributor will use its best efforts aggressively to develop sales of the Product in the Territory. In furtherance thereof, Distributor will:

(a) keep on hand a reasonable inventory of the Product sufficient to allow for prompt delivery of the Product to resellers;

(b) establish a program to market the Product, including, but not limited to, participating regularly in local and regional trade shows, conventions or like events in the Territory, and conducting regular local promotional and other marketing efforts for the Product;

(c) provide quality product support to resellers, including, but not limited to, providing appropriate installation and application advice and prompt follow-up service and advice to resellers of the Product upon request;

 (d) provide a support center to resellers, including, but not limited to, a hotline service to answer reseller questions and to receive and track complaints and any reports of claimed errors in the Product;

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(e)  provide quality product technical and sales training to resellers;

(f) respond promptly to sales leads or referrals furnished by WGT or by other distributors or dealers of WGT;

(g) have a designated number of employees attend such technical and sales training programs as set forth in Exhibit C;

(h) maintain and furnish periodically, as WGT may reasonably request, complete and accurate records of each sale or other distribution of each Product sold or distributed by Distributor (e.g., showing the date of sale, Zip code of the customer, the Product serial number and the applicable Product license key(s)) under this Agreement;

(i) promptly advise WGT of each complaint that Distributor may receive or becomes aware of concerning the Product or any portion thereof (including, but not limited to, warranty claims). Distributor will promptly investigate all such complaints and will give immediate attention to and use its best efforts to promptly, courteously and equitably respond to, adjust and settle (without incurring any obligation or liability on behalf of WGT) all complaints received by Distributor from any customer, potential customer or anyone else arising out of or in connection with Distributor's sale of any Product, or the performance of any services. In handling any complaints, Distributor will use its best efforts to maintain and promote good public relations for WGT;

(j) secure and maintain, in the name of WGT, any and all registrations, permits, licenses, approvals and other governmental actions required to import, handle, market, sell, demonstrate, use and distribute the Product in the Territory, provide to WGT quarterly progress reports on such action, and provide WGT copies of all registrations, permits, licenses, approvals, certificates, correspondence and other documentation related to such action;

(k) hire, train, coordinate and maintain a qualified staff of sufficient size and with a level and mix of capabilities as are reasonably necessary to accomplish the goals contemplated under this Agreement;

(l) avoid deceptive, misleading or unethical conduct which are or might be detrimental to WGT or its Product, and refrain from making any representation, warranty or guarantee to any reseller with respect to specifications, features or capabilities of the Product that is inconsistent with the literature distributed by WGT or this Agreement;

(m) conduct its business in a manner under its own control, provided that Distributor will at all times comply with all applicable laws and regulations and will not engage in, or permit its employees or agents to engage in, any activities or practices which could reflect negatively upon the reputation or prospects of WGT or the Product or expose WGT to any liability of any nature whatsoever; and

4.2 Obligations of WGT, WGT will:

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(a)  provide Distributor with sixty (60) days advance notice in the event that it discontinues production of any Product;

(b) provide Distributor with the training and product support services described in Exhibit C; and

(c) furnish Distributor with such demonstration Product, promotional literature, data, information and other items as WGT deems appropriate for Distributor's promotion, marketing and sale of the Product. WGT will use such items only for the purpose of performing its obligations under this Agreement.

4.3 Forecasts. Distributor's forecast of Product purchases for the Term is set forth on Exhibit D. At least fifteen (15) days before the beginning of each Quarter during the Term, Distributor will furnish WGT with a rolling revised forecast of Product orders for the remainder of the Term.

Section 5. Term and Termination.

5.1 Term. The Term will commence on the Effective Date of this Agreement and will remain in effect, unless sooner terminated under paragraphs 5.2, 5.3, or 5.4, until the termination date specified in Exhibit A.

The Term will automatically renew for successive additional periods of one (1) year each, provided that: (a) Distributor has made all Guaranteed Minimum Purchases and has complied with the marketing requirements under paragraph 4.1(b); (b) the parties have agreed in writing upon the Guaranteed Minimum Purchase amounts and Product price discounts for the next subsequent one (1) year renewal period; (c) neither party provided the other party with notice of such party's intention not to renew this Agreement at least thirty (30) days prior to any year's Expiration Date; and (d) neither party provided the other party with such notice as may be required pursuant to paragraphs 5.2, 5.3 or 5.4.

5.2 Termination by WGT. Upon the occurrence of any of the following, WGT may terminate the Term by giving Distributor written notice of such termination for:

(a) any failure of Distributor to comply with the marketing requirements under paragraph 4.1(b);

(b) any material change in the general management, ownership or control of Distributor, including without limitation the sale, transfer or relinquishment by Distributor of any substantial interest in the ownership of the business to be carried on by Distributor under this Agreement, unless such change is approved in advance and in writing by an officer of WGT;

(c) any assignment or attempted assignment of this Agreement by Distributor without the prior written consent of WGT;

(d) any solicitation by Distributor for the sale of the Product to resellers located outside the Territory;

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(e)  the insolvency of Distributor, the filing of a petition in bankruptcy by or against Distributor, the appointment of a receiver for Distributor or Distributor's property, the execution of an assignment by Distributor of all or substantially all of its assets for the benefit of its creditors, or the conviction of Distributor or any principal or manager of Distributor for any crime tending to adversely affect the ownership or operation of Distributor's business;

(f) any failure by Distributor to perform any of its other obligations under this Agreement where such failure continues for thirty (30) days after written notice thereof by WGT to Distributor; or

(g) WGT giving Distributor ninety (90) days' advance written notice of termination at any time after the expiration of the Initial Term.

5.3 Failure to Make Guaranteed Minimum Purchases. Upon any failure by Distributor to make Gross Purchases in sufficient amounts to meet or exceed the applicable cumulative Guaranteed Minimum Purchases, WGT may, at its sole option and effective upon notice to Distributor, terminate this Agreement. Distributor shall pay WGT fifty percent (50%) of the unpaid balance of cumulative Guaranteed Minimum Purchase amounts as liquidated damages. The parties acknowledge and agree that it would be difficult or impossible to calculate WGT's actual damages arising from Distributor's failure to timely pay all of the Guaranteed Minimum Purchases. Therefore, the parties have agreed upon the above payment of liquidated damages in lieu of WGT's claim for actual damages from such breach.

5.4 Termination by Distributor. Upon the occurrence of any of the following, Distributor may terminate the Term by giving WGT written notice of such termination;

(a) the insolvency of WGT, the filing of a petition by or against WGT, the appointment of a receiver for WGT or WGT's property, or the execution of an assignment by WGT of all or substantially all of its assets for the benefit of its creditors;

(b) any failure by WGT to perform any of its obligations under this Agreement where such failure continues for thirty (30) days after written notice thereof by Distributor to WGT; or

(c) for convenience whether or not extended beyond the Initial Term, provided Distributor gives WGT thirty (30) days' advance written notice and, within such thirty (30) day period, Distributor pays to WGT a lump-sum payment equal to fifty (50%) of the unpaid balance of cumulative Guaranteed Minimum Purchase amounts.

5.5  Effect of Termination. Any termination pursuant to paragraphs 5.2, 5.3, or
     5.4 will be without prejudice to any other right or remedy afforded to either party under this Agreement or any applicable law (e.g., in the case of any breach or default by the other party), and will not affect any rights or obligations which have arisen prior to the date of such termination. In the event of termination, Distributor will:


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(a)  immediately cease to demonstrate, market, sublicense and distribute the
     Product in the Territory;

(b)  cease use of all Trademarks of WGT;

(c) return to WGT within twenty (20) days following the expiration or termination of the Term, any and all (i) demonstration Product provided to Distributor; (ii) Products not already paid for in full by Distributor; and
     (iii) promotional literature, data, information and other items received by Distributor under this Agreement; and

(d) furnish WGT with such information relating to the marketing, sale or distribution of the Product in the Territory as WGT may reasonably request (including, but not limited to, information as to calls or the status of any negotiations for the sale of the Product, or any sales or service records).

Upon the expiration or termination of the Term, the license granted under
Section 2 of this Agreement will terminate. Any end-user licenses of the Software granted under the terms of this Agreement will survive the end of the Term in accordance with the terms of the applicable end-user license agreement.

5.6 Acknowledgment. Any expiration or termination of the Term will be final and absolute. Except as expressly set forth in paragraphs 5.3 and 5.5(c), Distributor waives any right, either express or implied by applicable law or otherwise, to the renewal of this Agreement or to any damages or compensation for any expiration or termination of the Term in accordance with this Section 5. Each of the parties have considered the possibility of such expiration or termination and the possibility of loss and damage resulting therefrom in making expenditures pursuant to the performance of this Agreement. It is the express intent and agreement of the parties that neither will be liable to the other for damages, except as expressly set forth in paragraphs 5.3 and 5.5(c), or otherwise by reason of the expiration or termination of the Term as provided for herein.

6.0 Force Majeure. Neither party will be liable for, or be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement (other than for payment under Section 3), as a result of any cause or condition beyond such party's reasonable control.

7.0 Entire Agreement. This Agreement is subject to the provisions of WGT's Standard Distributor Terms attached hereto as Exhibit B and by this reference incorporated into and as part of this Agreement. This Agreement is also subject to any additional terms or licenses executed by WGT and Distributor and attached as Exhibits, including any Special Terms and Conditions specified in Exhibit A. This Agreement sets forth the entire agreement, and supersedes any and all prior agreements, among the parties related to the Product. WGT will not be bound by, and specifically objects to, any term, condition, or other provision that is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and that is proffered by Distributor or otherwise appears in any order, receipt, acceptance, confirmation, correspondence, or otherwise, unless WGT specifically agrees to such provision in a written instrument signed by WGT. No

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     modifications of any of the provisions of this Agreement will be valid unless set forth in a written instrument signed by both parties. Any remedy by WGT set forth in this Agreement is in addition to any other remedy afforded to WGT under any other contract, by law, or otherwise.

IN WITNESS THEREOF, the parties have executed this Agreement as of the date first above written.

Distributor:                               WatchGuard Technologies, Inc.

By: /s/ LAURENCE GILBERT                   By: /s/ WATCHGUARD
   -------------------------                  ------------------------------

Title: MANAGING DIRECTOR                   Title: VP/SALES

Date Signed: NOVEMBER 5, 1997              Date Signed: NOVEMBER 3, 1997


Address:  20/24 Church Street              Required Signature:
          Altrincham, Cheshire
          WA14 4DW, ENGLAND                By:
                                              -------------------------------
                                           Title: Executive Vice-President Sales

                                           Date Signed:
                                                        ---------------------

                                           Address:  316 Occidental Avenue South
                                                     Suite 300
                                                     Seattle, Washington  98104

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                    FULL SERVICE MASTER DISTRIBUTOR SCHEDULE
                                    EXHIBIT A

PRODUCTS:

Distributor will be entitled to order the following products (which includes hardware and software) at the following discounts of WGT's then current WatchGuard Price List:

-------------------------------------------------------------------------------
                                                       DISCOUNT FROM WGT'S
                                 PRODUCT                  THEN CURRENT
                                                      WATCHGUARD PRICE LIST
-------------------------------------------------------------------------------
WatchGuard Security System                             40% plus additional
                                                       10% on the remaining
                                                 undiscounted amount, i.e., 46%

------------------------------------------------------------------------------

EXCHANGE FEE:                                      $10 per CD
SUPPORT FEE:                                       $25,000 per year

                                                                  CUMULATIVE
                                                                  GUARANTEED
                                                                    MINIMUM
                                                                   PURCHASES
                              DATE OF ORDER                     (U.S. DOLLARS)
-------------------------------------------------- ---------------------------
Upon contract signing                              $100,000.00
1st subsequent Quarter-end, Sept. 30, 1997         $100,000.00
2nd subsequent Quarter-end, Dec. 31, 1997          $167,000.00
3rd subsequent Quarter-end, Mar. 31, 1997          $234,000.00
4th subsequent Quarter-end, Jun 30, 1997           $300,000.00


TERMINATION DATE:                                           September 30, 1997
TRADEMARKS:

/bullet/  WatchGuard(TM)

/bullet/  WatchGuard(TM) Technologies

/bullet/  WatchGuard(TM) SchoolMate

/bullet/  Firebox(TM)

TERRITORY:

/bullet/  Europe

SPECIAL TERMS AND CONDITIONS

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These Special Terms and Conditions are part of the Distributor Agreement between
WatchGuard Technologies, Inc. ("WGT") and Distributor (collectively, the "Agreement"). Terms that are defined in the Distributor Agreement will have the same meaning when used in these Special Terms and Conditions.

Section A.1 By joint agreement between WGT and Distributor, Distributor may engage in end user sales in the Territory.

If it is agreed that Distributor may engage in end user sales, Distributor may distribute, license and sell up to 20% of the Product purchased from WGT directly to end-users in the Territory. Further, Distributor agrees that high end-users satisfaction is a condition of its continued authorization by WGT. To ensure high end-user satisfaction, Distributor shall: (a) provide quality first level support to its end-user customers; (b) promptly report to WGT all suspected and actual problems with any WGT product; (c) assist WGT in tracing WGT Products to particular end users to distribute critical WGT Product information, locate WGT Products for safety reasons, or to be discover unauthorized marketing or infringing acts; (d) avoid deceptive, misleading or unethical conduct which are or might be detrimental to WGT or its WGT product; and (e) refrain from marking any representation, warranty or guarantee to end users with respect to the specifications, features or capabilities of the WGT Product that is inconsistent with the literature distributed by WGT or this Agreement.

Section A.2 Distributor is legally organized under the jurisdiction of a country belonging to the European Union.

If Distributor is organized under the jurisdiction of the country belonging to the European Union, the following clause is hereby appended to Section 1(c) of the Standard Distributor Terms:

         "PROVIDED HOWEVER, the foregoing restriction is not intended to preclude Distributor from fulfilling, and Distributor may fulfill, unsolicited orders for Product received from outside the Territory but within the European Union (and Distributor shall provide WGT written notice of any such Sales);"

Section A.3 As a Full Service Master Distributor, Distributor agrees to sign up a minimum of 10 new WatchGuard resellers in the Territory within the Initial Term of the Agreement.

-------------------------------------------- ---------------------------------
Distributor:                                 WatchGuard Technologies, Inc.:

By:  /s/ LAURENCE GILBERT                    By:  /s/ WATCHGUARD
     --------------------------                   -----------------------------
Title: MANAGING DIRECTOR                     Title: SENIOR VICE PRESIDENT/SALES

Date Signed:  NOVEMBER 5, 1997               Date Signed:  NOVEMBER 3, 1997
 -------------------------------------------- ---------------------------------

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                           STANDARD DISTRIBUTOR TERMS
                                    EXHIBIT B

These Standard Distributor Terms are part of the Distributor Agreement between WatchGuard Technologies, Inc. ("WGT") and Distributor (collectively, the "Agreement"). Terms that are defined in the Distributor Agreement will have the same meaning when used in these Standard Distributor Terms.

 1. Reservation of Rights. The Software is licensed, not sold, to Distributor. PARAGRAPH 2.2 LICENSE GRANT of the Distributor Agreement sets forth the entirety of Distributor's rights to use, market, distribute, demonstrate and otherwise deal with the Product. All rights in and to the Product not expressly granted to Distributor under this Agreement are hereby expressly reserved to WGT without restriction. Without limiting the generality of the foregoing, Distributor will comply with the following:

(a) Distributor will distribute the Product to resellers only pursuant to a reseller agreement that substantially conforms to the term of this Agreement;

(b) Distributor will not market, demonstrate or distribute the Product outside the Territory and Distributor will not supply the Product to any reseller that Distributor knows or has reason to know (i) intends to distribute the Product outside the Territory or (ii) intends to use or install the Product outside the Territory;

(c) Distributor will market, sell and distribute the Product only in its original, unopened package as received from WGT under the terms of the end-user license agreement and limited hardware warranty, as applicable, originally included in the Product package;

(d) Distributor will not modify or make copies of the Product or translate or port the Software into any other computer or human language;

(e) Distributor will not disassemble, reverse engineer, decompile or repackage all or any component of the Product or otherwise attempt to discover any portion of the source code or trade secrets related to the Product;

(f) Distributor will not remove, alter, distort, cover or modify any notice of copyright, trademark or other proprietary right appearing in or on any item included with the Product or its packaging; and

(g) Distributor will not register, attempt to register or assist anyone else to register, directly or indirectly, the Trademarks or any copyright or other proprietary rights associated with the Product in the Territory or elsewhere other than in the name of WGT, without WGT's prior written consent.

2. Protection Against Unauthorized Use. Distributor will promptly notify WGT of any unauthorized use of the Product or the Trademarks which comes to Distributor's attention. In


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     the event of any such unauthorized use by Distributor's employees, agents or representatives, Distributor will use its best efforts to terminate such unauthorized use and to retrieve any copy of the Product in the possession or control of the person or entity engaging in such unauthorized use. Distributor will immediately notify WGT of any legal proceeding initiated by Distributor in connection with such unauthorized use. WGT may, at its option and expense, participate in any proceeding and, in such event, Distributor will provide such authority, information and assistance related to such proceeding as WGT may reasonably request to protect WGT's interests.

3. Use of Trademarks. WGT reserves all rights in and to the Trademarks and all other trademarks and trade names used by WGT in connection with the Products, but WGT grants to Distributor the nonexclusive right to use and display the Trademarks during the Term to promote and identify the Product in the Territory in connection with this Agreement. Distributor will comply with the trademark guidelines and procedures established by WGT in Distributor's use of the Trademarks including without limitation use of the trademark and copyright symbols as specified by WGT from time to time. When using the Trademarks, Distributor will include a statement acknowledging that the Trademarks are owned by WGT. Distributor hereby acknowledges that the goodwill associated with its use of the Trademarks inures solely and exclusively to WGT and that Distributor does not acquire any rights in the Trademarks as a result of such use. Distributor will not use the Trademarks or any confusingly similar name, marks, logos, designs or artwork as part of Distributor's name, trade name, trademark or artwork without WGT's prior written consent.

 4. Independent Contractor. Distributor is an independent contractor, not an employee, agent or franchisee of WGT. Distributor will not represent or hold itself out as an employee, agent or franchisee of WGT. Distributor does not have any authority to, and will not, create or assume any license, warranty or other obligation, express or implied, on behalf of WGT. This Agreement will not be interpreted or construed as creating or evidencing any association, joint venture or partnership between the parties or as imposing any partnership or franchisor obligation or liability on either party.

 5. Delivery. WGT will deliver all Products ordered by Distributor F.O.B. carrier at WGT's shipping location as determined by WGT from time to time, on or before the delivery date set forth in each accepted order. Distributor will pay or reimburse WGT for all shipping charges, premiums for freight insurance, inspection fees, duties, import and export fees, assessments, transportation and other costs incurred by WGT to transport the Product to the shipping destination.

 6. Resale. Distributor represents that all Products acquired under this Agreement are acquired solely for demonstration, licensing or sale (as applicable) and distribution to resellers or end-users in the Territory without intervening use by Distributor. Distributor acknowledges that the prices set forth in this Agreement have been established in reliance upon such representation and that different prices may apply to any Products acquired for any other purpose. Upon WGT's request, Distributor will furnish WGT evidence of such resale (including but not limited to satisfactory evidence of exemption from retail sales, use or similar taxes that may otherwise apply to transactions under this Agreement).

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7.   Software Update Exchange. Once each Quarter during the Term of this
     Agreement, Distributor shall have the right to exchange any prior version of the Software then in Distributor's inventory for an equivalent quantity of Software containing Updates, subject to Distributor paying WGT an "Exchange Fee" set forth in Exhibit A, for each copy of the Software exchanged hereunder. WGT will invoice Distributor for and Distributor shall pay all Exchange Fees as provided in Exhibit A. WGT will deliver all such exchanged Software Updates in accordance with paragraph 5. Distributor shall return to WGT the copies of the prior versions of the Software exchanged under this paragraph 7 at Distributor's expense.

8. Records; Audit. During the Term and for twenty-four (24) months thereafter, Distributor will keep and maintain accurate accounts and records regarding the Products sold and Product license keys delivered to resellers and end-users under this Agreement. Upon WGT's request, Distributor will provide access to such records for examination, reproduction, and audit by WGT or its representatives. Any such audit will be conducted at such times and in such a manner so as not to unreasonably interfere with Distributor's normal operations. If any such audit discloses that Distributor is deficient in its compliance with the terms and conditions of this Agreement, Distributor will immediately pay to WGT any deficiency, plus interest at the rate of one and one-half percent (1.5%) per month running from the date originally due until the date paid. Acceptance of any payment by WGT will be without prejudice to WGT's rights to an audit under this paragraph 8 or any other rights or remedies afforded to WGT under any other provision of this Agreement or applicable law.

9. Taxes. The Guaranteed Minimum Purchases and other amounts specified in this Agreement do not include sales, use or value added taxes, customs fees, duties or other governmental taxes or charges. Distributor will pay all such taxes and charges. In the event Distributor is required under any applicable law to withhold any taxes or duties from the amounts specified under this Agreement, payment of the amounts specified under this Agreement will be net of such withholding taxes or duties. Distributor will pay the amount of all such withholding taxes and duties and supply WGT with information concerning the amount and type of tax withheld and any certificates concerning payments of such withholding taxes.

10. Interest. Any amount not paid when due will be subject to finance charges at the rate of one and one-half percent (1.5%) per month or the maximum rate permitted by applicable law; whichever is less, determined and compounded on a daily basis from the date due until the date paid. Payment of such finance charges will not excuse or cure Distributor's breach or default for late payment. If WGT retains a collection agency, attorney or other person or entity to collect overdue payments, all collection costs, including but not limited to reasonable attorney's fees, will be payable by Distributor.

11. Confidentiality. Any information received by Distributor in performance of this Agreement relating to the business affairs, customers, markets, finances, methods, Product, technology, trade secrets or proprietary rights of WGT will be treated as confidential and proprietary information of WGT. Distributor will not disclose such information, unless the information is in the public domain at the time of disclosure through no fault of Distributor or WGT consents to the disclosure in writing. Distributor will disclose such information only to its employees whose duties justify their need to know such information and who have agreed to copy with Distributor's confidentiality obligations hereunder.

12. Ownership. The Product involves valuable patent, copyright, trade secret, trade name, trademark and other proprietary rights of WGT. No title to or ownership of such proprietary rights is transferred to Distributor under this Agreement or by use of any trademark, copyright or other proprietary right. WGT reserves all of its copyright, trade secret and other proprietary rights in the Product. Distributor will not infringe, violate or contest and will take appropriate steps and precautions for the protection of, such proprietary rights.

13. Implementation. Distributor will take at WGT's expense, all action during or after the Term that is reasonably requested by WGT for the implementation of the ownership provisions of this Agreement or to evidence, perfect or protect WGT's ownership of this Product and the proprietary rights associated with ownership of the Product (including, without limitation, the execution, acknowledgment and delivery of instruments of conveyance, patent, copyright, trademark or other proprietary rights registration applications or other documents.)

14. Warranty; Returns. WGT will permit Distributor and end-users purchasing through resellers to return any defective Product in accordance with the limited warranty contained in the applicable end-user license agreement or limited hardware warranty, as applicable, provided that the Distributor and end-user have compiled with the applicable warranty terms and conditions. In order to receive the remedy provided for hereunder, Distributor shall deliver to WGT a sample of the Product which Distributor finds to be defective in workmanship or materials, or damaged in shipment prior to Distributor assuming the risk of loss or damage , along with a written explanation of the alleged defect within thirty (30) days from the later of Distributor's initial receipt of such Product from WGT or from the delivery of such Product to an end-user. In the event WGT verifies a defect reported by Distributor and such defect affects more than one (1) Product, then at WGT's option, Distributor shall either certify destruction of all defective Products or return all Products which it alleges are defective to WGT. Distributor, reseller or the end user will be responsible for transportation charges for such Product units sent to WGT's facilities for service. Provided that WGT is able to verify the presence of the reported defect in such units, transportation charges, via a mode of transportation chosen by WGT, shall be borne by WGT to return the Product units from WGT's location to the Distributor, reseller or the end-user's location. Upon verification of a defect in one or more Products returned in accordance with the foregoing, or upon Distributor's certification that it has destroyed any defective Product in compliance with WGT's instructions, WGT will, at its option, either issue a credit to Distributor in the amount of the purchase price paid or payable for such Product by Distributor or replace the defective Product with an identical (non-defective) Product. Such remedy will be exclusive and in full satisfaction of Distributor's claims hereunder. WGT does not warrant that the Products are free form all bugs, errors, defects, design flaws or omissions. The warranties in this Agreement apply only to the latest version of each Product made available by WGT to Distributor. Such warranties will not apply to any Product which WGT determines has been subject to misuse, neglect, improper installation, repair, alteration or damage by Distributor, reseller or an end-user or any other individual or entity, or modification by any such individual or entity except with the prior express authorization of WGT. WGT's obligations under this paragraph will not apply to the extent arising out of any use or combination of the Product with any other products, goods, services or other items furnished by Distributor or anyone other than WGT, or to any modification or change of the Product not made by WGT. The foregoing warranties and rights may be asserted by Distributor only and not by Distributor's resellers.

15. Infringement. WGT will defend and indemnify Distributor against any judicial proceeding based upon infringement of any U.S. patent or US. copyright by the Product to the extent that such proceeding arises from or in connection with a component of the Product manufactured or developed by WGT and not any third party, provided that Distributor notifies WGT of such proceeding promptly after Distributor receives notice thereof, WGT has control over the defense and settlement of the proceeding, Distributor provides such assistance in the defense and settlement of the proceeding as WGT may reasonably request, and Distributor complies with any settlement or court order made in connection with such proceeding (e.g., as to the future use of any infringing Product). WGT's obligations under this paragraph will not apply to any infringement to the extent arising out of any use or combination of the Product with any other products, goods, services or other items furnished by Distributor or anyone other than WGT or to any modification or change of the Product not made by WGT.

16. Disclaimer and Release. THE WARRANTIES OF WGT AND THE REMEDIES OF DISTRIBUTOR SET FORTH IN PARGRAPHS 14 AND 15 ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND DISTRIBUTOR HEREBY WAIVES, RELEASES AND DISCLAIMS. ALL OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES OF WGT AND ALL OTHER RIGHTS, REMEDIES AND CLAIMS OF DISTRIBUTOR, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY DEFECT, DEFICIENCY OR NONCONFORMITY IN ANY PRODUCT OR OTHER ITEM FURNISHED BY OR ON BEHALF OF WGT UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USEAGE OF TRADE; ANY OBLIGATION, LIABLITY, RIGHT, REMEDY OR CLAIM IN TORT (INCLUDING NEGLIGENCE, WHETHER ACTIVE, PASSIVE OR IMPUTED), PRODUCT LIABLITY, STRICKT LIABILITY OR OTHER THEORY; AND CLAIM OF INFRINGEMENT.

17. Representations. Distributor will be solely responsible for any representations or warranties Distributor may make to any reseller with respect to the Product or any products, goods, services or other items provided by Distributor. Except to the extent inconsistent with paragraph 15, Distributor releases and will defend, indemnify and hold harmless WGT and its officers, directors, employees, agents and representatives from any and all claims, losses, damages, liens, liabilities, costs and expenses (including, but not limited, reasonable attorneys' fees) incurred or asserted by any reseller or otherwise arising out of or in connection with
     (a) any misrepresentation, negligent or tortious act or omission, or breach of or default under this Agreement by Distributor or by anyone else acting for or on behalf of Distributor in connection with the promotion, distribution or other dealings with respect to the Product; (b) any reseller or end-user's use of the Product or any products or services of

     Distributor; or (c) any representations and warranties made by Distributor that are inconsistent with or in addition to the warranties made in WGT's end-user license agreement or limited hardware warranty, as applicable, accompanying each copy of the Product.

18. Limitations of Liability. EXCEPT AS PROVIDED IN PARAGRAPH 15, WGT'S LIABILITY(WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE WHETHER ACTIVE, PASSIVE, IMPUTED), PRODUCT LIABILITY, STRICT LIABILITY OR OTHER THEORY) UNDER THIS AGREEMENT OR WITH REGARD TO ANY PRODUCT OR OTHER ITEMS FURNISHED UNDER THIS AGREEMENT WILL IN NO EVENT EXCEED THE COMPENSATION PAID TO WGT CONCERNING SUCH PRODUCT UNDER THIS AGREEMENT.

19. Consequential Damages. IN NO EVENT WILL WGT BE LIABLE, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), PRODUCT LIABILITY, STRICT LIABILITY OR OTHER THEORY), TO DISTRIBUTOR OR TO ANY RESELLER OF DISTRIBUTOR, END-USER OR OTHER PERSON OR ENTITY FOR COST OF COVER OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFIT, BUSINESS OR DATA) ARISING OUT OF ITS PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT OR THE USE OF, INABIILTY TO USE OR RESULTS OF USE OF THE PRODUCT.

20. Compliance with Laws. In performing this Agreement, Distributor will comply with all applicable laws, regulations and other requirements, now or hereafter in effect, of government authorities having jurisdiction.

21. Export. Without limiting anything else herein, Distributor will not export or re-export, directly or indirectly, the WGT Product to any country to which export or re-export of such items is prohibited by the U.S. Export Administration Act, regulations of the U.S. Department of Commerce and other export controls of the U.S., as they may be amended without first obtaining an appropriate written authorization from the U.S. Office of Export Licensing or its successor. At the time of execution of this Agreement, Distributor is prohibited from exporting or re-exporting , directly or indirectly, the WGT Product to the following countries: Cuba, Libya, North Korea, Iran, Iraq, Ruwanda, Sudan, Syria and the Federal Republic of Yugoslavia (Serbia and Montenegro). Notwithstanding the foregoing list, Distributor is not relieved from its obligations to comply with the foregoing export control laws, as such laws may be amended from time to time. Distributor shall also comply with all other foreign or local governmental export and import control laws, regulations and rules.

22. Government Approvals. Distributor will obtain at its expense all licenses, permits and other governmental approvals; will provide all notices; and will pay all duties, taxes and other charges required for the license, export, re-export and import of the Product distributed by the Distributor; the license of the Software distributed by Distributor; and the implementation of this Agreement.

23. Nonwaiver. The failure of either party to insist upon or enforce strict performance of any of the provisions of this Agreement or to exercise any rights or remedies under this Agreement will not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provisions, rights or remedies in that or any other instance; rather, the same will be and remain in full force and effect.

24. Assignment. Distributor will not assign all or any part of this Agreement or any of its rights under this Agreement without the prior written consent of WGT. Subject to the foregoing, this Agreement will be fully binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

25. Survival. Paragraphs 1, 2, 3, 13 through 23 and all accrued obligations to pay, together with all other provisions of this Agreement which may reasonably be interpreted or construed as surviving the expiration or termination of the Term, will survive the expiration or termination of the Term.

26. Notices. Any notice or other communication under this Agreement given by either party to the other will be in writing and delivered either (a) in person or by first-class, registered or certified mail or a recognized overnight delivery service, return receipt requested, postage prepaid or
     (b) by facsimile and then acknowledged as received by return facsimile by the intended recipient. Notices will be deemed received only upon actual receipt. Notices will be directed to the intended recipient at the address specified below its signature on the signature page of this Agreement. Either party may change its address by giving the other party notice of such change in accordance with this paragraph.

27. No Conflict. Distributor represents and warrants to WGT that Distributor is free to enter into and perform this Agreement without thereby being in breach of or default under the terms of any other contract, commitment or understanding.

28. Interpretation. The English language of this Agreement will govern any interpretation of or dispute regarding the terms of this Agreement. Paragraph captions are for convenience of reference and do not alter or limit the terms of this Agreement. The parties hereto have expressly required that the present Agreement and its Exhibits be drawn up on the English language. / Les parties aux presentes ont expressement exige que la presente conventions et se Annexes solent redigees en la langue anglaise.

29. Governing Law; Venue. This Agreement will be governed by and interpreted in accordance with the local laws of the State of Washington, U.S.A., without regard to its conflicts of law provisions and not including the provisions of the 1980 U.N. Convention in Contracts for the International Sale of Goods. Distributor irrevocably consents, and submits to the jurisdiction of the Federal and State courts of and located in King County, in the State of Washington, U.S.A. Distributor will not commence or prosecute any suit, claim, or proceeding arising under this Agreement other than in the courts identified in the preceding sentence. Any remedy of WGT set forth in this Agreement is in addition to any other remedy afforded to WGT under this Agreement, any other contract, by law or otherwise.

                         SUPPORT SERVICES AND PROCEDURES
                                    EXHIBIT C

SUPPORT SERVICES:

WGT will provide the following training and product support programs to
Distributor:

A.   Training.

Promptly after execution of this Agreement, WGT will conduct a one day technical and sales training program for three (3) of Distributor's employees. Such training will be held at Distributor's facilities. Distributor will be responsible for all costs and expenses incurred by Distributor's personnel in attending, receiving or securing training provided by WGT.

B.   Product Support Services.

WGT will provide the following product support services to Distributor for the Term of the Agreement:

1. Telephone Support. Reasonable telephone and electronic mail support for the Software will be available in response to a request from Distributor during WGT's normal business hours (6:00 a.m. to 5:00 p.m., Monday through Friday, Pacific Standard Time), excluding holidays that WGT recognizes. Only Distributor's designated, approved personnel will communicate with WGT's customer support specialists.

2. Submitting a Service Request. To submit a request for service, Distributor has two service options:

(a) over the phone, the Distributor will dial WGT's service number as supplied to Distributor by WGT. When a support specialist answers the phone, Distributor will be prepared to discuss the problem with the support specialist.

(b) via electronic mail as supplied to Distributor by WGT, whereby a service request can be submitted to WGT's electronic mail system.

In order to submit a service request, either telephonically or electronically, Distributor will employ the following procedures:

(a) provide a clear description that fully explains what the problem is, and when the problem occurs;

(b) provide a diagnostic trace, sample code or file of the failure symptom that has been recorded on the user's system; and

(c)  describe the steps taken to resolve the problem.

3. Priority. WGT will respond to problems with the Software in accordance with the following priority schedule:

Priority One ("P-1") is reserved for critical and severe Software problems which cause the Software to fail or act in a manner which causes the Software to be unusable.

Priority Two ("P-2") is reserved for Software problems which cause a major component of the Software to become unusable but the overall Software continues to function.

Priority Three ("P-3") is reserved for Software problems which cause minimal disruption to normal operations of the Software and can be avoided with a simple work-around process.

Priority Four ("P-4") is reserved for all other problems of lesser severity.

4. Response Time: Upon receipt of a service request, a WGT customer support specialist will contact Distributor's designated, approved personnel within the following response times to discuss the problem:

"P-1" - respond within two (2) hours (subject to WGT's normal business hours) of receipt of a P-1 problem and use all commercially reasonable and diligent efforts to create a fix or work-around as soon as practicable considering the nature of the problem.

"P-2" - respond within four (4) hours (subject to WGT's normal business hours) of receipt of a P-2 problem and use all commercially reasonable and diligent efforts to create a fix or work-around as soon as practicable considering the nature of the problem.

"P-3" - respond within twenty-four (24) hours (subject to WGT's normal business hours) of receipt of a P-3 problem and use all commercially reasonable efforts to create a fix or work-around which may be included in the next Update.

"P-4" - respond within five (5) business days (subject to WGT's normal business hours) of receipt of a P-4 problem and target a fix in a future Update.

WGT will make any corrections available to Distributor via BBS, FTP site or other reasonable means.

                             DISTRIBUTOR'S FORECAST
                                    EXHIBIT D

Quarter 1: ____________, 19__ through ____________, 19__      $__________

Quarter 2: ____________, 19__ through ____________, 19__      $__________

Quarter 3: ____________, 19__ through ____________, 19__      $__________

Quarter 4: ____________, 19__ through ____________, 19__      $__________